Exhibit 99.2

Continental Resources Reports First Quarter 2007 Results

Enid, Okla., - May 29/PR Newswire - FirstCall/Continental Resources (NYSE:CLR) today reported unaudited first quarter 2007 results. For the three months ended March 31, 2007, net income was $53.8 million, or $0.34 per diluted share (pro forma for the 11 for 1 stock split in connection with the initial public offering in May 2007) on revenues of $121.1 million. This compares to net income of $50.3 million, or $0.32 per diluted split-adjusted share, on revenues of $103.8 million for the three months ended March 31, 2006.

The following table contains unaudited financial and operational highlights for the first quarter of 2007 compared to the corresponding period in the prior year.

	Three months ended March 31,
	2007	2006
Average daily production:
Crude oil (bopd)	23,105	18,627
Natural gas (Mcfd)	28,835	25,401
Crude oil equivalent (boepd)	27,911	22,861
Average prices: (1)
Crude oil ($ / Bbl)	$48.48	$52.81
Natural gas ($ / Mcf)	$6.15	$7.13
Crude oil equivalent ($ / boe)	$46.47	$50.86
Production expense ($ / boe) (1)	$6.40	$7.93
EBITDAX (in thousands) (2)	$90,996	$77,617
Net income (in thousands) (3)	$53,814	$50,293
Diluted earnings per share	$0.34	$0.32

(1)	Oil sales volumes are 16 MBbls and 96 MBbls less than oil production for the three months ended March 31, 2007 and 2006, respectively. Average prices and per unit production expense have been calculated using sales volumes.
(2)	EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). A reconciliation of net income to EBITDAX is provided later in this press release.
(3)	Prior to the public offering, the Company was an S-corporation and income taxes were payable by its shareholders. In connection with the public offering, the Company converted to a subchapter C-corporation and will record a charge to earnings in the second quarter (estimated to be approximately $175.7 million as if the conversion occurred on December 31, 2006) to recognize deferred taxes. Thereafter, the Company will provide income taxes on net income.

Management Comments

“Despite lower oil and gas prices, our net income and EBITDAX increased 7% and 17%, respectively, during the first quarter of 2007 as compared to the prior year’s first quarter”, said Harold Hamm, Chairman and Chief Executive Officer. “The 22% increase in first quarter 2007 production volumes from our drilling operations, 19% lower per unit production expense and approximate $1.00 per barrel improvement in our crude oil basis differential contributed to the gains in net income and EBITDAX. Further improvement in the differential is expected in the second quarter.”

Operations Update

The following table presents average daily production and capital expenditures for each of the Company’s principal regions for the three months ended March 31, 2007.

	Average daily production (boepd)	Capital expenditures (thousands)
Red River Units	12,599	$37,589
Bakken Field	8,114	47,317
Other Rockies	1,724	8,050
Mid-Continent	4,747	15,755
Gulf Coast	727	(214)

Total	27,911	$108,497

During the first quarter of 2007, the Company participated in the completion of 54 gross (29.8 net) wells with a 96% gross (95% net) success rate and invested $108.5 million in drilling and capital facilities, $12.8 million for undeveloped acreage and $0.8 million for seismic. For the year, the Company plans to invest $437 million in 2007, including $363 million for drilling, $31 million for capital facilities and recompletions, $32 million for undeveloped leases and $7 million for seismic.

In the Red River Units, average daily production was up 2,956 boepd, or 31%, from the first quarter 2006 average due to increased density drilling and response from enhanced oil recovery operations. During the first quarter, the Company completed 10 gross (9.7 net) horizontal wells and 7 gross (6.7 net) horizontal re-entries within the Red River Units. The Company currently has five drilling rigs working in the Red River Units.

In the Bakken field, average daily production was up 1,555 boepd, or 24%, from the first quarter 2006 average due to results from the 640-acre infield drilling program in the Montana portion of the field and a 366 boepd gain from drilling operations in the North Dakota side. During the first quarter, the Company drilled 19 gross (11.7 net) wells in the Bakken field with 100% success. The Company currently has four operated drilling rigs working in the Montana Bakken and five drilling rigs in the North Dakota Bakken, including three drilling rigs operated under a joint venture agreement with ConocoPhillips.

In the Montana Bakken, the Company participated in 14 gross (10.2 net) completed wells during the first quarter. The Company is finishing development of its acreage on 640-acre spacing and is currently evaluating the potential to develop the Montana Bakken on 320-acre spacing. The Company’s first 320-acre well, the Margaret 3-15H, was recently completed for an incremental gain of approximately 300 bopd. These initial results are in line with expectations. The Company plans to monitor the Margaret 3-15H production and drill a second 320-acre infill well during the third quarter to further test the potential for 320-acre development.

In the North Dakota Bakken, the Company participated in 5 gross (1.5 net) completed wells during the first quarter. Initial production rates from these North Dakota Bakken wells ranged from 75 bopd to 420 bopd. Recently, the Company completed the Filkowski 1-1H (63% WI) for approximately 300 gross bopd. The State Weydahl 44-36H (33 % WI) was also completed recently with initial flow rates as high as 1,000 gross bopd and was flowing approximately 560 gross bopd after 10 days of production.

In the Oklahoma Woodford Shale field in the Mid-Continent region, the Company currently has four operated drilling rigs working and plans to add a fifth drilling rig in the second half of the year. During 2007, the Company expects to invest approximately $82 million drilling 23 gross (10 net) operated wells and 100 gross (7 net) non-operated wells in the Woodford Shale field.

During the first quarter, the company completed 2 gross (.5 net) Woodford Shale wells and participated in another 12 gross (.5 net) non operated Woodford Shale completions. The two Company-operated completions, the Meyer Trust 1-13H (34% WI) and Foster 1-6H (17% WI), are currently producing approximately 3,000 Mcfd and 2,200 Mcfd of natural gas, respectively. Daily gross natural gas production from the non-operated wells averaged 2,000 Mcfd per well during the month of March. Recently, the Company completed two additional wells, the Holder 1-5H (52% WI) and Harden 1-20H (32% WI) which are producing approximately 675 Mcfd and 2,500 Mcfd, respectively. Since the beginning of the year the Company has acquired an additional 14,000 net leasehold acres in the play bringing the Company’s total net leasehold in the play to approximately 44,000 net acres. The number of un-risked potential drilling locations on the Company’s Woodford Shale acreage is approximately 1,900 gross (275 net), assuming 160-acre spacing.

Financial and Operational Outlook

The Company expects to file a Form 8-K in June 2007 to provide investors guidance on certain financial and operational measures for 2007.

Conference Call Information

The Company will host a conference call on Tuesday, May 29, 2007, at 10:00 a.m. Central Time to discuss this press release. Interested parties may listen to the conference call via the Company’s website at www.contres.com or by dialing (866) 203-2528. The passcode is 20342595. A replay of the conference call will be available for 30 days on the Company’s website or by dialing (888) 286-8010. The passcode is 77690960.

Conference Presentation

The Company also announced its participation in the 2007 Energy and Utilities Conference hosted by Deutsche Bank Securities to be held in Miami, Florida on May 30 – May 31, 2007. President Mark E. Monroe will present at the 2007 Energy and Utilities Conference on Thursday, May 30, 2007, at 4:40 p.m. EDT. Mr. Monroe’s presentation will be webcast live on the Company’s website at www.contres.com.

About Continental Resources

Continental Resources is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new or developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations. The Company completed its initial public offering in May 2007.

Forward-Looking Information

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond our control. All information, other than historical facts included in this press release, regarding our strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this presentation. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

Condensed Consolidated Statements of Income (in thousands, except per share amounts)	Three months ended March 31,
	2007	2006
	(unaudited)
Revenues:
Oil and natural gas sales	$115,984	$99,768
Oil and natural gas service operations	5,139	3,997

Total revenues	121,123	103,765
Operating costs and expenses:
Production expense	15,985	15,562
Production tax	6,163	4,367
Exploration expense	2,304	2,082
Oil and gas service operations	3,218	2,118
Depreciation, depletion, amortization and accretion	20,409	13,292
Property impairments	2,970	1,415
General and administrative (1)	12,973	12,693
(Gain) loss on sale of assets	(61)	(222)

Total operating costs and expenses	63,961	51,307
Income from operations	57,162	52,458
Interest expense and other	3,348	2,165

Net income	$53,814	$50,293

Basic net income per share (2)	$0.34	$0.32
Diluted net income per share (2)	0.34	0.32
Basic weighted average shares outstanding (2)	158,344	158,058
Diluted weighted average shares outstanding (2)	159,585	159,519

(1)	Includes non-cash charges for stock-based compensation of $7.8 million and $8.1 million for the three months ended March 31, 2007 and 2006, respectively.
(2)	Pro forma for the 11 for 1 stock split in connection with the public offering in May 2007.

Condensed Consolidated Balance Sheets (in thousands)	March 31 2007	December 31 2006
	(unaudited)
Assets:
Cash and cash equivalents	$8,080	$7,018
Receivables	101,943	89,086
Inventories and other	9,014	8,877
Net property and equipment	849,131	751,747
Other assets	2,115	2,201

Total assets	$970,283	$858,929

Liabilities and shareholders’ equity:
Current liabilities	$149,374	$188,637
Long-term debt	224,500	140,000
Other noncurrent liabilities	103,855	39,831
Shareholders’ equity	492,554	490,461

Total liabilities and shareholders’ equity	$970,283	$858,929

Condensed Consolidated Statements of Cash Flows (in thousands)	Three months ended March 31,
	2007	2006
	(unaudited)
Net income	$53,814	$50,293
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	32,254	24,068
Changes in assets and liabilities	(29,505)	528

Net cash provided by operating activities	56,563	74,889

Net cash used in investing activities	(120,813)	(58,764)

Net cash provided by (used in) financing activities	65,306	(11,500)

Effect of exchange rate on change in cash and cash equivalents	6	15

Net change in cash and cash equivalents	1,062	4,640
Cash and cash equivalents at beginning of period	7,018	6,014

Cash and cash equivalents at end of period	$8,080	$10,654

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet future debt service requirements, if any. The Company’s credit facility requires that it maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1 on a rolling four-quarter basis. The credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table represents a reconciliation of the Company’s net income to EBITDAX.

	Three months ended March 31,
(in thousands)	2007	2006
	(unaudited)
Net income	$53,814	$50,293
Interest expense	3,653	2,485
Depreciation, depletion, amortization and accretion	20,409	13,292
Property impairments	2,970	1,415
Exploration expense	2,304	2,082
Equity compensation	7,846	8,050

EBITDAX	$90,996	$77,617